Exhibit 6.7

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated as of March 31st 2019 (“Effective Date”), is by and between Exxe Group, Inc. a Delaware corporation (“Company”), and Darla Gullons (“Employee”). Employee and Company may each be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company desires to hire Employee to perform Services (as defined below) for the Company, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Employee desires to render such Services to the Company upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Employment. The Company hereby employs Employee as Managing Director (“Position”) on a full-time basis, and Employee hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement. Employee’s employment with the Company shall be on an at-will basis and nothing contained herein shall be deemed a promise to Employee of continued employment by the Company.

2. Services and Duties. Employee shall perform the services and duties customary for the Position, and any and all other services and duties as the Company may determine and/or delegate to Employee from time to time (the “Services”). Employee shall at all times perform the Services conscientiously, in good faith and to the best of his or her ability, devoting all of his or her working time, efforts and skills to performance of the Services. Employee will faithfully and diligently serve the Company and will comply with all policies and procedures of the Company.

3. Compensation. During the Term (defined below), the Company will pay to Employee a base salary at the rate of $40,000 USD per annum (the “Base Salary”). The Base Salary will be paid in accordance with the customary payroll practices of the Company and shall be subject to payroll deductions and required withholdings.

4. Expenses. The Company shall reimburse Employee for reasonable and necessary expenses incurred by Employee in furtherance of Company business; provided that the Company has provided its prior written consent to each such expense; and provided, further, that Employee submits records of each such expense, in form and substance satisfactory to the Company.

5. Benefits. Employee shall be eligible to participate in the standard employee benefit plans, programs and policies of the Company offered to other similarly situated employees, whether now existing or established after the Effective Date, to the extent that Employee is eligible under the general provisions thereof as in effect from time to time.

6. Proprietary Information and Inventions Agreement. Employee shall execute a Proprietary Information and Inventions Agreement, substantially in the form attached hereto as Exhibit A (“PIIA”).

7. Employee’s Representations and Warranties. Employee represents and warrants to the Company that: (i) Employee has the experience and ability to perform the Services required by this Agreement; (ii) Employee will perform the Services in a professional, competent, workmanlike, and timely manner; (iii) Employee has the power to enter into and perform this Agreement; (iv) Employee is not a party to any other agreements or understandings which would prevent Employee from fulfilling the terms of this Agreement or which would be violated by entering into this Agreement and performing Employee’s obligations hereunder; and (v) all material created by Employee hereunder and/or furnished by Employee in connection with the Services (1) is and shall be wholly original (except to the extent it is furnished by the Company), (2) will not be libelous, slanderous or defamatory, (3) will not violate, infringe upon or give rise to any adverse claim with respect to any common law or any other right whatsoever (including, without limitation, any copyright, patent, trademark, service mark, literary, dramatic, comedic, musical right, right of privacy or publicity or contract right) of any person, firm or corporation, and (4) will not violate any other applicable law.

8. Employee Handbook. Employee agrees to abide by and comply with the Company’s employee handbook, as such handbook is amended by the Company from time to time.

9. Term; Termination; Severance.

9.1 Term. The term of this Agreement shall begin on the Effective Date and shall continue until terminated in accordance with this Agreement (the “Term”).

9.2 Termination. Employee’s employment with the Company is “at will”, and therefore, may be terminated by Employee or the Company at any time and for any reason or no reason, with or without cause, and with or without notice. This “at will” employment relationship may not be modified by any oral or implied agreement. The Company requests that, in the event Employee elects to terminate his or her employment with the Company, Employee provides the Company with at least two weeks’ notice.

10. Indemnification. The Company will defend, indemnify, and hold Employee harmless to the fullest extent permitted under applicable law and provide Employee with advances to the extent permitted by its charter and bylaws and by applicable law against all losses, liabilities, damages, costs, charges, and expenses (including reasonable attorneys’ fees) incurred or sustained by Employee in connection with any claim, action, suit, or proceeding to which Employee may be made a party by reason of being an officer, director, or employee of the Company resulting from actions taken by Employee in good faith within the scope of Employee’s authority during his or her employment with the Company.

11. Miscellaneous.

11.1 Remedies. Employee understands and agrees that if Employee breaches or threatens to breach any of the provisions of this Agreement, Company would suffer immediate and irreparable harm and that monetary damages would be an inadequate remedy. Employee agrees that, in the event of such breach or threatened breach of any of the provisions of this Agreement, Company shall have the right to seek injunctive relief from a court to restrain Employee (on a temporary, preliminary and permanent basis) from violating the provisions of this Agreement, and that any such injunctive relief shall be in addition to (and not instead of) any and all other remedies to which Company shall be entitled, including money damages. Company shall not be required to post a bond to secure against an imprudently granted injunction (again, whether temporary, preliminary or permanent).

11.2 Assignment. Company may assign or transfer this Agreement in its sole discretion. Employee may not assign its rights or obligations under this Agreement.

11.3 Notice. Any notice, invoice or other correspondence between the Parties contemplated in this Agreement, in order to be valid, will be in writing or in written electronic format, and will be sent by U.S. Mail, electronic mail, telefax, personal service or express courier to the applicable Party, to the addresses set forth below, or any other addresses designated by either Party by such notice. Such notices will be deemed delivered upon receipt:

If to Company:	Exxe Group, Inc.
14 Penn Plaza, 9th Floor
New York, New York 10122
Attn: CEO

With a copy to:	Masur Griffitts Avidor LLP
65 Reade Street, Suite 3A
New York, New York 10007
Attn: Mary O’Hara
mohara@masur.com

If to Employee:	To the address set forth on the signature page hereto.

11.4 Survival. All provisions of this Agreement which by their nature should survive termination, shall continue in full force and effect upon any termination of this Agreement.

11.5 Successor and Assigns. This Agreement and the rights and obligations created hereunder shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

11.6 Entire Agreement; Amendment. This Agreement and the PIIA embodies the entire agreement of the Parties hereto and supersedes all prior written and oral agreements and understandings between the Parties with respect to the subject matter hereof. This Agreement may be amended, and any provision hereof waived, only in writing signed by both Parties. An e-mail purporting to amend or modify this Agreement shall not be binding.

11.7 Severability. If any term, provision or condition, or any part thereof, of this Agreement shall for any reason be found or held invalid or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of such term, provision or condition nor any other term, provision or condition, and this Agreement shall survive and be construed as if such invalid or unenforceable term, provision or condition had not been contained therein.

11.8 Headings. The headings of sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

11.9 Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the law of the State of New York, without regard to principles of conflict of laws. All legal suits, actions or proceedings arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts situated in New York, New York.

11.10 No Implied Waiver. No failure or delay on the part of the Parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver; nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. All rights and remedies granted herein shall be in addition to other rights and remedies to which the Parties may be entitled at law or in equity.

11.11 Further Assurances. Employee agrees to execute and deliver such other documents, certificates, agreements, and other writings, and to take such other actions, as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

11.12 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or e-mailed PDF), each of which shall be deemed an original, but which together shall constitute one and the same instrument and will become effective when one or more such counterparts have been signed by each Party and delivered to the other Party.

[signature page follows]

By signing this Agreement below, (1) each Party agrees to be bound by each of its terms, (2) each Party acknowledges that such Party has read and understood this Agreement and the important restrictions it imposes upon such Party, and (3) each Party represents and warrants to the other Party that the warranting Party has had ample and reasonable opportunity to consult with legal counsel of warranting Party’s own choosing and understands its terms, including that it places significant restrictions on warranting Party.

EXXE GROUP, INC.:		EMPLOYEE:

By:	/s/ Eduard Nazmiev	/s/ Darla Gullons
	Name: Eduard Nazmiev, Ph.D.	Name: Darla Gullons
	Title: CEO	Address: 14 Penn Plaza, 9th Floor, New York, New York, 10122

Email: darla@exxegroup.com

Exhibit A

Proprietary Information and Inventions Agreement

A-1